EXHIBIT 10.1

CONSULTING AGREEMENT

    This Agreement is effective the 27th day of January, 2023, between Applied Industrial Technologies, Inc. (the “Company”) and Fred Bauer (“Consultant”).
    WHEREAS, Consultant has held the role of Vice President – General Counsel until Consultant’s retirement on January 31, 2023;
    WHEREAS, Consultant is a duly licensed attorney in the State of Ohio with extensive knowledge as to the Company and its legal requirements and obligations; and
    WHEREAS, Consultant has agreed to utilize his knowledge and skill to provide legal services as requested to the Company as an independent contractor.
    NOW, THEREFORE, IT IS AGREED THAT:
    1.    Consulting Services. The Company hereby engages Consultant and Consultant agrees to provide for the Company independent consulting services. During the term of this Agreement, Consultant shall, on behalf of the Company, utilize his existing legal knowledge and expertise to provide consultation to the Company on its legal needs as requested by the Company. Consultant agrees that he will use his best ability, experience, and talent in performing such services. Said services shall be performed as requested by the Chief Executive Officer (the “CEO”) or such other person as may be designated by the CEO. Consultant shall, at the Company’s request, provide the CEO with reports on the services rendered pursuant to the Company’s request. The Company will provide Consultant with a computer that will allow Consultant to access the Company’s system in order to assist him in the performance of his work. The Company will further provide Consultant with a workspace on site at the Company.
    2.    Period Covered. This Agreement is from February 1, 2023 until March 31, 2023 (“Consulting Period”), subject to early termination as defined in Section 6 below. This Consulting Period may be extended by written consent of the Parties.
    3.    Consulting Fee. As compensation for consulting services hereunder, the Company agrees to pay Consultant Forty-Four Thousand One Hundred and Thirty-One Dollars ($44,131.00) per month (“Consulting Fee”) during the Consulting Period. Payments will be made biweekly with the first payment to be on February 17, 2023. It is anticipated that Consultant will work approximately 40 hours per week for the Company during the Consulting Period. Should either party terminate the Agreement before the end of the above-specified intended Consulting Period, Consultant will be entitled to a pro-rated portion of the Consulting Fee.
    4.    Management Incentive Plan and Equity. The Executive Organization & Compensation Committee of the Company’s Board of Directors has approved the following with respect to awards and programs under the Company’s Long-Term Performance Plans: the Management Incentive Plan proration period for Consultant’s outstanding award will include the Consulting Period; Stock Appreciation Rights (“SARs”) granted to Consultant will vest upon Consultant’s retirement, but the three (3) year period in which Consultant may exercise the SARs will commence after the last day of the Consulting Period; and the performance shares and Restricted Stock Units proration periods will include the Consulting Period.
    5.     Expenses. Consultant shall be solely responsible for all business expenses incurred in connection with performing services for the Company, unless otherwise agreed in writing by Consultant and the Company. The Company, however, shall reimburse Consultant for any reasonable business expenses Consultant is required to incur at the request of the Company. Consultant shall be solely responsible for procuring and paying for adequate workers’ compensation insurance as may be required by state law, as well as taking appropriate steps to maintain health insurance coverage.

    6.    Termination. This Agreement shall automatically terminate in the event of the death of Consultant. Either party may terminate this Agreement without cause, by giving fourteen (14) days prior written notice to the other party. Further, either party may terminate this Agreement at any time for cause, including without limitation breach of the covenants contained herein or failure or refusal of the other party to properly perform its obligations.
    7.    Secrecy. In compliance with Consultant’s professional and ethical obligations of providing legal services to the Company, and as except as otherwise required by applicable laws or the Ohio Rules of Professional Conduct, Consultant agrees that he will take appropriate steps to maintain the confidentiality of confidential Company information that is provided to him in connection to providing services to the Company (hereinafter the “Confidential Information” as further defined below) to which he has access or which he develops during the course of his services hereunder, or under any prior agreement between the parties, to any person not authorized by the Company, except as otherwise required in performance of his duties under this Agreement. Consultant further agrees that upon the termination of this Agreement, or on the Company’s request, he will promptly deliver all Confidential Information in his possession and any other Company records in his possession although they may not be deemed Confidential Information if they are otherwise deemed necessary by the Company to its smooth operation, though Consultant may retain a copy of the information if otherwise required to do so due to his professional and ethical obligations. Consultant understands that Confidential Information is information not generally available to the public concerning the business and affairs of the Company which the Company desires to keep secret; and includes all records not generally available to the public containing information concerning the business and affairs of the Company, regardless of the media used to create the records that the Company maintains in a confidential manner. The “business and affairs” of the Company include, without limitation, matters pertaining to the Company’s internal business decisions, internal legal decisions, products, customers, customer lists, customers’ requirements, pricing policies, computer system, and training programs. This provision shall not be interpreted to prevent Consultant from providing information as requested by any government entity or court, unless his professional or ethical obligations would otherwise require him to maintain the confidentiality of the information. These secrecy provisions shall survive the cancellation, termination or expiration of this Agreement.
    8.    Independent Contractor. Consultant will not be an employee of the Company and will, at all times, act as an independent consultant and contractor hereunder. Consultant is free to choose his or her own work schedule and to accept other engagements so long as they are not inconsistent with Consultant’s duties hereunder. Consultant shall be responsible for obtaining any state or local business license, occupational license, insurance, or bonding that may be required by applicable law to perform services under this Agreement. Consultant shall be solely responsible for federal, state or municipal taxes on monies paid to Consultant by the Company including, but not limited to workman’s compensation, payroll, unemployment and income tax. The parties agree that since Consultant is an independent contractor and not being employed by the Company, except as otherwise specified herein or except as already participating in prior to this Agreement, Consultant shall not be entitled to participate in any retirement or profit-sharing plans, health benefit plans or other employee pension benefit or welfare benefit plan, or similar fringe benefit programs of the Company designed for the benefit of its employees. The Company will maintain Consultant as a covered individual under the Company’s Employed Lawyers Liability Policy. Consultant in his role as a consultant is not an agent of the Company and shall not have any power, authority or liability whatsoever when acting in his consultant capacity to make binding commitments or contracts on behalf of the Company.

    9.    Notices. Whenever delivery of notice or other writing is required or permitted hereunder, it shall be sent to the party concerned at the address given below, by registered or certified mail, return receipt requested:
            Fred Bauer

            Applied Industrial Technologies, Inc.
            One Applied Plaza
            Cleveland, Ohio 44115
            Attention: Kurt Loring - CHRO

Either party may change the address for mailing of notices by giving written notice to the other party. Unless otherwise expressly provided herein, the notice shall be deemed given upon mailing.
    10.    Miscellaneous. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of other provisions. It is the understanding and desire of the parties that the covenants in this Agreement be enforced to the fullest extent possible in any jurisdiction where enforcement is sought. The obligations contained in this Agreement shall survive the termination of Consultant’s engagement. This Agreement has been accepted by the Company in Cleveland, Ohio and will be governed by and construed according to the internal laws of the State of Ohio. The undersigned agrees that the appropriate venue for any action relating to enforcement of this Agreement shall be in any court in Cuyahoga County, Ohio.
    IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the day and year first written above.
Consultant     Applied Industrial Technologies, Inc.

/s/ Fred Bauer ___________________        _/s/ Kurt W. Loring________________
Fred Bauer

Date: 1/27/2023                Date: 1/27/2023

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